Exhibit 5.1

O’Melveny & Myers LLP	T: +1 415 984 8700	File Number: 0505809-00019
Two Embarcadero Center	F: +1 415 984 8701
28ᵗʰ Floor	omm.com
San Francisco, CA 94111-3823

June 7, 2023

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Re:	Registration Statement on Form S-4 (File No. 333-268921)

Ladies and Gentlemen:

We have acted as counsel to Liberty Media Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-268921) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 21, 2022 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the issuance by the Company of the following shares of the Company’s common stock:

(i) with respect to the Liberty SiriusXM Group (A) up to 98,094,012 shares of the Company’s Series A Liberty SiriusXM common stock, par value $0.01 per share (the “Series A Liberty SiriusXM Shares”), (B) up to 9,802,232 shares of the Company’s Series B Liberty SiriusXM common stock, par value $0.01 per share (the “Series B Liberty SiriusXM Shares”), and (C) up to 225,494,361 shares of the Company’s Series C Liberty SiriusXM common stock, par value $0.01 per share (the “Series C Liberty SiriusXM Shares” and, collectively with the series of common stock described in part (A) and (B) of this clause (i), the “Liberty SiriusXM tracking stock”);

(ii) with respect to the Liberty Formula One Group (A) up to 23,974,078 shares of the Company’s Series A Formula One common stock, par value $0.01 per share (the “Series A Formula One Shares”), (B) up to 2,445,666 shares of the Company’s Series B Formula One common stock, par value $0.01 per share (the “Series B Formula One Shares”), and (C) up to 214,553,677 shares of the Company’s Series C Formula One common stock, par value $0.01 per share (the “Series C Formula One Shares” and, collectively with the series of common stock described in part (A) and (B) of this clause (ii), the “Liberty Formula One tracking stock”); and

(iii) with respect to the Liberty Live Group (A) up to 25,549,594 shares of the Company’s Series A Liberty Live common stock, par value $0.01 per share (the “Series A Liberty Live Shares”), (B) up to 2,555,233 shares of the Company’s Series B Liberty Live common stock, par value $0.01 per share (the “Series B Liberty Live Shares”), and (C) the issuance of up to up to 65,556,488 shares of the Company’s Series C Liberty Live common stock, par value $0.01 per share (the “Series C Liberty Live Shares” and, collectively with the series of common stock described in part (A) and (B) of this clause (iii), the “Liberty Live tracking stock”);

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

in each case, in the manner and in accordance with the terms of the Reclassification Proposals as described in the joint proxy statement/prospectus forming a part of the Registration Statement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with the opinions expressed herein, we have also assumed that, at or prior to the issuance and delivery of any shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock or Liberty Live tracking stock: (i) the Registration Statement has become effective and such effectiveness has not been terminated or rescinded; (ii) the stockholders of the Company have approved, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Reclassification Proposals (as defined in the Registration Statement) and any other proposals upon which the Reclassification Proposals are conditioned, including the Split-Off Proposal (as defined in the Registration Statement), which are to be presented and voted upon at a meeting of the Company’s stockholders as set forth in the joint proxy statement/prospectus included in the Registration Statement; (iii) the amended and restated certificate of incorporation of the Company included as Annex C in the joint proxy statement/prospectus forming a part of the Registration Statement has been filed with the Secretary of State of the State of Delaware and become effective; and (iv) there has not occurred any change in law or further action by the Company’s board of directors or any duly authorized committee thereof, in any case affecting the validity of such shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock or Liberty Live tracking stock. We have also assumed that the issuance and delivery of such shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock or Liberty Live tracking stock will not violate any applicable law (other than the DGCL) or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that upon the issuance and delivery of the shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock or Liberty Live tracking stock, when issued in the manner and in accordance with the terms of the Reclassification Proposals as described in the joint proxy statement/ prospectus forming a part of the Registration Statement, such shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock and Liberty Live tracking stock will be duly authorized, validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the present DGCL. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the joint proxy statement/prospectus included in the Registration Statement, other than as expressly stated herein with respect to the shares of Liberty SiriusXM tracking stock, Liberty Formula One tracking stock and the Liberty Live tracking stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to O’Melveny & Myers LLP under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ O'Melveny & Myers LLP

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